Exhibit 4.2

[FORM OF FACE OF EXCHANGE NOTE]

[Depository Legend, if applicable]

No. [ ]	Principal Amount U.S.$[ ],
as revised by the Schedule of Increases and Decreases in Global
Note attached hereto

CUSIP NO.
ISIN:

7.80% Senior Notes Due 2012

Bunge Limited Finance Corp., a Delaware corporation, promises to pay to [                    ], or registered assigns, the principal sum of [                    ] U.S. Dollars, as revised by the Schedule of Increases and Decreases in Global Note attached hereto, on October 15, 2012.

Interest Payment Dates: April 15 and October 15

Record Dates: April 1 and October 1

Additional provisions of this Note are set forth on the reverse side hereof.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal.

BUNGE LIMITED FINANCE CORP.

:	By
Name:
Title:

TRUSTEE’S CERTIFICATE OF
AUTHENTICATION

THE BANK OF NEW YORK,
as Trustee, certifies that this is one of
the Notes referred to in the Indenture.

By:
Authorized Signatory

Date: , 2002

[FORM OF REVERSE SIDE OF EXCHANGE NOTE]

7.80% Senior Note Due 2012

1.    General

Bunge Limited Finance Corp., a Delaware corporation (such corporation, and its successors and assigns under the Indenture hereinafter referred to, being herein called the “Company”), issued the Notes under an Indenture, dated as of October 15, 2002, among the Company, the Guarantor and the Trustee (as such Indenture may be amended or supplemented from time to time in accordance with the terms thereof, the “Indenture”).  The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the U.S. Trust Indenture Act of 1939 as in effect on the date of the Indenture (the “Trust Indenture Act”).  Capitalized terms used herein and not defined herein have the meanings ascribed thereto in the Indenture.  The Notes are subject to all such terms, and Noteholders are referred to the Indenture and the Trust Indenture Act for a statement of those terms.

The Notes are general unsecured senior obligations of the Company, including (a) U.S.$200,000,000 in aggregate principal amount of Notes being offered on the Issue Date (subject to Section 2.9 of the Indenture) and (b) any Subsequent Notes.  The Notes rank equally with all other unsecured and unsubordinated indebtedness of the Company.  This Note is one of the Exchange Notes referred to in the Indenture.

The Company may from time to time, without the consent of existing Holders, create and issue Subsequent Notes having the same terms and conditions as the Initial Notes in all respects, except for the Issue Date, issue price and first payment of interest thereon.  Subsequent Notes issued in this manner will be consolidated with and will form a single class with the previously outstanding Notes.

The Initial Notes, any Subsequent Notes and the Exchange Notes will be treated as a single class of securities under the Indenture.  The Indenture includes various covenants that limit the ability of the Company, among other things, to engage in any business or transaction, acquire assets or subsidiaries, incur Indebtedness or Liens or enter into any consolidations, mergers, amalgamations or sales of assets.  In addition, the Indenture imposes (a) certain financial covenants on the Guarantor and  (b) certain limitations on, among other things, (i) the incurrence of Liens by the Guarantor or any Subsidiary, (ii) Sale-Leaseback Transactions by the Guarantor or any Subsidiary (iii) sales of assets by the Guarantor or any Subsidiary, (iv) transactions the Guarantor or any Subsidiary may enter into with any Affiliate, (v) incurrence of indebtedness by any Subsidiary, (vi) agreements to restrict dividends or loans by any Subsidiary, and (vii) consolidations, mergers, amalgamations and sales of assets of the Guarantor or any Subsidiary.

To guarantee the due and punctual payment of the principal of and premium, if any, and interest on the Notes and all other amounts payable by the Company under the Indenture and the Notes when and as the same shall be due and payable, whether at maturity, by acceleration or otherwise, according to the terms of the Notes and the Indenture, the Guarantor has unconditionally guaranteed such obligations pursuant to the terms of the Indenture.  The

Guarantee is an unsecured and unsubordinated obligation of the Guarantor and ranks equally with all other unsecured and unsubordinated indebtedness and obligations of the Guarantor.

2.    Interest

The Company promises to pay interest on the principal amount of this Note at the rate per annum shown above.

The Company will pay interest semi-annually on April 15 and October 15 of each year commencing April 15, 2003.  Interest on the Notes will accrue from the most recent date to which interest has been paid on the Notes or, if no interest has been paid, from October 15, 2002.  The Company shall pay interest on overdue principal or premium, if any, plus interest on such interest to the extent lawful, at the rate borne by the Notes to the extent lawful.  Interest will be computed on the basis of a 360-day year of twelve 30-day months.

Method of Payment

By at least 10:00 a.m. (New York City time) on the date on which any principal of and premium, if any, or interest on any Note is due and payable, the Company shall irrevocably deposit with the Trustee or the Paying Agent money sufficient to pay such principal, premium, if any, and/or interest.  The Company will pay interest (except Defaulted Interest) to the Persons who are registered Holders of Notes at the close of business on the April 1 or October 1 next preceding the interest payment date even if Notes are cancelled, repurchased or redeemed after the record date and on or before the interest payment date.  Holders must surrender Notes to a Paying Agent to collect principal payments.  The Company will pay principal, premium, if any, and interest in money of the United States that at the time of payment is legal tender for payment of public and private debts.  Except as described in the succeeding two sentences, the principal of and premium, if any, and interest on the Notes shall be payable at the office or agency of the Company maintained for such purpose in The City of New York, or at such other office or agency of the Company as may be maintained for such purpose pursuant to Error! Reference source not found. of the Indenture; provided, however, that, at the option of the Company, each installment of interest may be paid by check mailed to addresses of the Persons entitled thereto as such addresses shall appear on the Note Register.  Payments in respect of Notes represented by a Global Note (including principal, premium and interest) will be made by wire transfer of immediately available funds to the accounts specified by The Depository Trust Company.  Payments in respect of Notes represented by Definitive Notes (including principal, premium, if any, and interest) held by a Holder of at least U.S.$1,000,000 aggregate principal amount of Notes represented by Definitive Notes will be made by wire transfer to a U.S. dollar account maintained by the payee with a bank in the United States if such Holder elects payment by wire transfer by giving written notice to the Trustee or the Paying Agent to such effect designating such account no later than 15 days immediately preceding the relevant due date for payment (or such other date as the Trustee may accept in its discretion).

Paying Agent and Registrar

Initially, The Bank of New York (the “Trustee”), will act as Trustee, Paying Agent and Registrar.  The Company may appoint and change any Paying Agent, Registrar or co-registrar without notice to any Noteholder.  The Company, the Guarantor or any Subsidiary may act as Paying Agent, Registrar or co-registrar.

Optional Redemption by the Company

The Notes will be redeemable at the option of the Company, in whole at any time or in part from time to time, on at least 30 days but not more than 60 days’ prior notice mailed to the registered address of each Holder of Notes to be so redeemed, at a redemption price equal to (a) the greater of (i) 100% of their principal amount to be redeemed or (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon from the date of redemption to the date of maturity (except for currently accrued but unpaid interest) discounted to the date of redemption, on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months), at the applicable Treasury Yield (as defined below), plus 50 basis points (such greater amount, the “Redemption Price”), plus (b) accrued and unpaid interest, if any, to the date of redemption.

For purposes of determining the Redemption Price, the following definitions are applicable:

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Notes that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Notes.

“Comparable Treasury Price” means, with respect to any redemption date, (a) the bid price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) at 4:00 P.M. on the third business day preceding such redemption date, as set forth on “Telerate Page 500” (or such other page as may replace Telerate Page 500), or (b) if such page (or any successor page) is not displayed or does not contain such bid prices at such time (i) the average of the Reference Treasury Dealer Quotations or (ii) if the Trustee is unable to obtain at least four such Reference Treasury Dealers Quotations, the average of all Reference Treasury Dealer Quotations obtained by the Trustee.

“Independent Investment Banker” means any of Credit Suisse First Boston Corporation, J.P. Morgan Securities Inc. or Salomon Smith Barney Inc., or, if all such firms are unwilling or unable to select the applicable Comparable Treasury Issue, an independent investment banking institution of national standing appointed by the Trustee and reasonably acceptable to the Company.

“Reference Treasury Dealer” means Credit Suisse First Boston Corporation, J.P. Morgan Securities Inc., Salomon Smith Barney Inc., and one other primary U.S. Government securities dealer in New York City selected by the Independent Investment Banker (each, a “Primary Treasury Dealer”); provided however, that if any of the foregoing shall cease to be a Primary Treasury Dealer, the Company shall substitute therefor another Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date for the Notes, an average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue for the Notes (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m. on the third business day preceding such redemption date.

“Treasury Yield” means, with respect to any redemption date applicable to the Notes, the rate per annum equal to the semi-annual equivalent yield to maturity (computed as of the third business day immediately preceding such redemption date) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the applicable Comparable Treasury Price for such redemption date.

In the case of any partial redemption, selection of the Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not listed, then on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate, although no Notes of U.S.$1,000 in original principal amount or less will be redeemed in part.  If any Note is to be redeemed in part only, the notice of redemption relating to such Note shall state the portion of the principal amount thereof to be redeemed.  A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note.  On and after the redemption date, interest will cease to accrue on Notes or portions thereof called for redemption as long as the Company has deposited with the Paying Agent funds in satisfaction of the applicable Redemption Price pursuant to the Indenture.

Prepayment at Option of Holders Upon Change of Control

Upon a Change of Control, any Holder of Notes will have the right to cause the Company to repurchase all or any part of the Notes of such Holder by making the Change of Control Payment.  The Change of Control Payment is equal to the Redemption Price of the Notes, plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest due on the related interest payment date) as provided in, and subject to the terms of, the Indenture.  For purposes of this paragraph 6, references to “redemption” or similar terms in the definition of Redemption Price shall be deemed to mean “repurchase,” “purchase” or similar terms, as the case may be.

Additional Amounts

The Guarantor will, subject to certain limitations set forth in the Indenture, pay to the Holder of any Note additional amounts as necessary so that every net payment made by the Guarantor of principal of and premium, if any, and interest on such Note, after deducting or withholding for or on account of any present or future tax, duty, fee, assessment or other governmental charge imposed on that holder by Bermuda or any other foreign jurisdiction, will not be less than the amount provided in the Note to be then due and payable.

Denominations; Transfer; Exchange

The Notes are in registered form without coupons in denominations of principal amount of U.S.$1,000 and whole multiples of U.S.$1,000.  A Holder may transfer or exchange Notes in accordance with the Indenture.  The Registrar may require a Holder, among other things, to furnish appropriate endorsements or transfer documents and to pay any taxes and fees required by law or permitted by the Indenture.  The Registrar need not register the transfer of or exchange (i) any Notes selected for redemption (except, in the case of a Note to be redeemed in part, the portion of the Note not to be redeemed) for a period beginning 15 days before the mailing of a notice of Notes to be redeemed and ending on the date of such mailing or (ii) any Notes for a period beginning 15 days before an interest payment date and ending on such interest payment date.

Persons Deemed Owners

The registered Holder of this Note may be treated as the owner of it for all purposes.

Unclaimed Money

If money for the payment of principal or interest remains unclaimed for two years, the Trustee or Paying Agent shall pay the money back to the Company at its request unless an abandoned property law designates another Person.  After any such payment, Holders entitled to the money must look only to the Company and not to the Trustee for payment.

Defeasance

Subject to certain conditions set forth in the Indenture, the Company at any time may terminate some or all of its obligations under the Notes and the Indenture if the Company deposits with the Trustee money or U.S. Government Securities for the payment of principal and interest on the Notes to redemption or maturity, as the case may be.

Amendment, Waiver

The Indenture or the Notes may be amended with the written consent of the Holders of at least a majority in principal amount of the then outstanding Notes; provided, however, that the consent of each Noteholder affected is required to (i) reduce the amount of Notes whose Holders must consent to an amendment of the Indenture, the Notes or specified provisions of the Master Trust Transaction Documents, (ii) reduce the stated rate or extend the stated time for payment of interest on a Note, (iii) reduce the principal of or extend the Stated Maturity of a Note, (iv) reduce the premium payable upon redemption or repurchase of a Note, (v) following a Change of Control, make any change in the time during which a Change of Control Offer must be made or the time at which the Change of Control Payment must be made, (vi) make any Note payable in money other than that stated herein, (vii) impair the right of a Holder to receive payment under the Note or institute suit for the enforcement of such payment, (viii) make any change to the amendment provisions which require each Holder’s consent or the waiver provisions, or (ix) release the Guarantor or modify the Guarantee.

Subject to certain exceptions set forth in the Indenture, without the consent of any Noteholder, the Company and the Trustee may amend the Indenture or the Notes to cure any ambiguity, omission, defect or inconsistency, or to comply with Error! Reference source not found. of the Indenture, or to provide for uncertificated Notes in addition to or in place of certificated Notes, or to add guarantees with respect to the Notes, or to secure the Notes, or to add additional covenants of the Company, the Guarantor or any Subsidiary, or surrender rights and powers conferred on the Company, the Guarantor or any Subsidiary, issue Subsequent Notes, or to comply with any request of the SEC in connection with qualifying the Indenture under the Act, or to make any change that does not adversely affect the rights of any Noteholder, or to provide for the issuance of Exchange Notes.

Subject to certain exceptions set forth in the Indenture, any default (other than with respect to nonpayment or in respect of a provision that cannot be amended without the written consent of each Noteholder affected) or noncompliance with any provision may be waived with the written consent of the Holders of a majority in principal amount of the then outstanding Notes.

Defaults and Remedies

Under the Indenture, Events of Default include (1) default for 30 days in payment of interest or additional interest when due on the Notes; (2) default in payment of principal of or premium, if any, on the Notes at Stated Maturity, upon required repurchase or upon optional redemption, upon declaration or otherwise; (3)  the failure by the Company or the Guarantor to comply for 60 days after written notice with its other agreements contained in the Indenture or under the Notes (other than those referred to in (1) or (2) above); (4) the failure of the Company, the Guarantor or any Subsidiary (a) to pay the principal of  any Indebtedness or of any other material amounts under any other agreement on the scheduled or original date due, (b) to pay interest on any Indebtedness beyond any provided grace period or (c) to observe or perform any agreement or condition relating to such Indebtedness, the effect of which is to cause such Indebtedness to become due prior to its stated maturity, provided that an event described in clause (a), (b) or (c) above shall not constitute an Event of Default unless, at such time, one or more events of the type described in clauses (a), (b) or (c) shall have occurred or be continuing with respect to Indebtedness in an amount exceeding U.S.$50,000,000; (5) certain events of bankruptcy, insolvency or reorganization of the Company, the Guarantor, a Designated Obligor or any Material Subsidiary (the “bankruptcy events”); or (6) one or more judgments or decrees shall have been entered against the Company or the Guarantor involving in the aggregate a liability (not paid or fully covered by insurance as to which the relevant insurance company has acknowledged coverage) of (x) in the case of the Company, U.S.$50,000 or more, and (y) in the case of the Guarantor, U.S.$50,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof.  However, a default under clause (3) will not constitute an Event of Default until the Trustee or the Holders of at least 25% in principal amount of the outstanding Notes notify the Company or the Guarantor, as the case may be, of the default and the Company or the Guarantor, as the case may be, does not cure such default within the time specified in clause (3) hereof after receipt of such notice.

If an Event of Default other than a bankruptcy event occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the Notes may declare all the Notes by written notice to the Company to be due and payable immediately.  If an Event of Default in connection with a bankruptcy event occurs and is continuing, the principal amount of the Notes, the premium, if any, and all accrued and unpaid interest shall be immediately due and payable without any action or other act on the part of the Trustee or the Holders.

Noteholders may not enforce the Indenture or the Notes except as provided in the Indenture.  The Trustee may refuse to enforce the Indenture or the Notes unless it receives reasonable indemnity or security.  Subject to certain limitations, Holders of a majority in principal amount of the Notes may direct the Trustee in its exercise of any trust or power.  The Trustee may withhold from Noteholders notice of any continuing Default or Event of Default (except a Default or Event of Default in payment of principal or interest) if it determines that withholding notice is in their interest.

Trustee Dealings with the Company

Subject to certain limitations set forth in the Indenture, the Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with and collect obligations owed to it by the Company or its Affiliates and may otherwise deal with the Company or its Affiliates with the same rights it would have if it were not Trustee.

No Recourse Against Others

An incorporator, director, officer, employee, affiliate or stockholder of each of the Company or the Guarantor, solely by reason of this status, shall not have any liability for any obligations of the Company under the Notes, the Indenture or the Guarantee or for any claim based on, in respect of or by reason of such obligations or their creation.  By accepting a Note, each Noteholder waives and releases all such liability.  The waiver and release are part of the consideration for the issue of the Notes.

No Petition

By its acquisition of this Note, each Holder hereof agrees that neither it nor the Trustee on its behalf may commence, or join with any other person in the commencement of, a bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding with respect to the Company under any applicable insolvency laws until one year and one date after the Notes and all other Indebtedness of the Company ranking equal with or junior to the Notes in right of payment, including all interest and premium thereon, if any, are paid in full.

Authentication

This Note shall not be valid until an authorized signatory of the Trustee (or an authenticating agent acting on its behalf) manually signs the certificate of authentication on the other side of this Note.

Abbreviations

Customary abbreviations may be used in the name of a Noteholder or an assignee, such as TEN COM (=tenants in common), TEN ENT (=tenants by the entirety), JT TEN (=joint tenants with rights of survivorship and not as tenants in common), CUST (=custodian) and U/G/M/A (=Uniform Gift to Minors Act).

CUSIP Numbers

Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures the Company has caused CUSIP numbers to be printed on the Notes and has directed the Trustee to use CUSIP numbers in notices of redemption as a convenience to Noteholders.  No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

Governing Law

This Note shall be governed by, and construed in accordance with, the laws of the State of New York.

The Company will furnish to any Noteholder upon written request and without charge to the Noteholder a copy of the Indenture.  Requests may be made to:

Bunge Limited Finance Corp.
11720 Borman Drive

St. Louis, Missouri 63146

Attention:  Francis X. Marchiony, Treasurer

ASSIGNMENT FORM

To assign this Note, fill in the form below:

I or we assign and transfer this Note to

(Print or type assignee’s name, address and zip code)

(Insert assignee’s soc. sec. or tax I.D. No.)

and irrevocably appoint                     agent to transfer this Note on the books of the Company.  The agent may substitute another to act for him.

Date:	Your Signature

Signature Guarantee:
(Signature must be guaranteed)

Sign exactly as your name appears on the other side of this Note

The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to S.E.C. Rule 17Ad-15.

[TO BE ATTACHED TO GLOBAL NOTES]

SCHEDULE OF INCREASES OR DECREASES IN GLOBAL NOTE

The following increases or decreases in this Global Note have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease or increase	Signature of authorized signatory of Trustee or Securities Custodian